Exhibit 2

BP Capital Markets p.l.c.,

Company

AND

BP p.l.c.,

Guarantor

TO

The Bank of New York Mellon Trust Company, N.A.,

Trustee

Thirty-Second Supplemental Indenture

Dated as of March 1, 2024

Supplement to Indenture Dated as of 8 March 2002

Perpetual Subordinated Fixed Rate Reset Notes

EXHIBIT A	FORM OF NOTES

THIRTY-SECOND SUPPLEMENTAL INDENTURE

THIRTY-SECOND SUPPLEMENTAL INDENTURE, dated as of March 1, 2024, (the “Thirty-Second Supplemental Indenture”) among BP Capital Markets p.l.c., a corporation duly organized and existing under the laws of England and Wales (herein called the “Company”), having its principal office at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP United Kingdom, and BP p.l.c., a corporation duly organized and existing under the laws of England (herein called the “Guarantor”), having its registered office at 1 St. James’s Square, London SW1Y 4PD, England, and The Bank of New York Mellon Trust Company, N.A., a national banking association having its Corporate Trust Office at 311 South Wacker Drive, Suite 6200B, Floor 62, Mailbox #44, Chicago, Illinois 60606, as Trustee (herein called the “Trustee”) under the Base Indenture (as hereinafter defined).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee the Indenture, dated as of March 8, 2002 (herein called the “Base Indenture”) (such Base Indenture as supplemented by this Thirty-Second Supplemental Indenture (the “Indenture”)), providing for the issuance from time to time of one or more series of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Base Indenture;

WHEREAS, the Company desires to create a series of Securities in the aggregate principal amount of U.S.$1,300,000,000, which shall be designated the 6.450% Perpetual Subordinated Fixed Rate Reset Notes (the “Notes”).

WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Notes under the Base Indenture and this Thirty-Second Supplemental Indenture has been duly taken; and

WHEREAS, all acts and things necessary to make this Thirty-Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

RECITALS OF THE GUARANTOR

WHEREAS, the Guarantor desires to make the Guarantee provided for herein and in the Base Indenture; and

WHEREAS, all things necessary to make this Thirty-Second Supplemental Indenture a valid agreement of the Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, THIS THIRTY-SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1. Definitions. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used in this Thirty-Second Supplemental Indenture which are defined in the Base Indenture shall have the meanings ascribed to them by the Base Indenture. The following terms used in this Thirty-Second Supplemental Indenture have the following respective meanings:

“Accounting Event” shall occur if, as a result of a change in accounting principles (or interpretation thereof) which have been officially adopted on or after the Issuance Date (such date, the “Accounting Event Adoption Date”), but not otherwise, the obligations of the Company under the Notes must not or may no longer be recorded as “equity” in the audited annual or interim consolidated financial statements of the Guarantor, in each case prepared in accordance with IFRS or any other accounting standards that the Guarantor may adopt in the future for the preparation of its audited annual or interim consolidated financial statements in accordance with United Kingdom company law. The Accounting Event shall be deemed to have occurred on the Accounting Event Adoption Date notwithstanding any later effective date. The period during which the Company may notify the redemption of the Notes as a result of the occurrence of an Accounting Event shall start on, and include, the Accounting Event Adoption Date. For the avoidance of doubt such period shall include any transitional period between the Accounting Event Adoption Date and the date on which it comes into effect.

“Arrears of Interest” has the meaning ascribed to it in Section 4.1 (Deferral Right).

“BP Group” means the Guarantor and its Subsidiaries from time to time.

“Business Day” means any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

“Compulsory Arrears of Interest Payment Event” has the meaning ascribed to such term in Section 4.3 (Mandatory Payment of Arrears of Interest).

“Deferred Interest Payment” has the meaning ascribed to such term in Section 4.1 (Deferral Right).

“Early Redemption Amount” means (i) in the case of a Rating Agency Event, an Accounting Event or a Tax Deduction Event where the date fixed for redemption falls prior to the First Call Date, an amount equal to the sum of (x) 100 % of the principal amount of the Note, and (y) 1% of the principal amount of the Notes (which amount shall represent a fixed interest amount for the period from (and including) the Issuance Date up to (but excluding) the relevant Redemption Date payable in addition to any accrued and unpaid interest up to (but excluding) the Redemption Date and any outstanding Arrears of Interest (without double counting)); and (ii) in the case of (x) a Rating Agency Event, an Accounting Event or a Tax Deduction Event where the date fixed for redemption falls on or after the First Call Date or (y) pursuant to an Optional Tax Redemption at any time, an amount equal to 100% of the outstanding principal amount of the Notes, plus, in each case, any accrued and unpaid interest up to (but excluding) the relevant Redemption Date and any outstanding Arrears of Interest (without double counting).

“Event of Default” has the meaning ascribed to such term in Section 6.1 (Events of Default).

“Excluded Change” means a Tax Law Change resulting in a disallowance within limb (a) of the definition of a Tax Deduction Event where the Tax Law Change is the enactment of provisions contained in draft legislation published by HM Revenue & Customs on 27 September 2023 which are intended to implement (or to amend legislation that implements) the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS”, save in circumstances where the disallowance within limb (a) of the definition of a Tax Deduction Event results from changes to the aforementioned draft legislation after the Issuance Date.

“First Call Date” means December 1, 2033.

“First Reset Date” means March 1, 2034.

“Guarantee” has the meaning ascribed to such term in Section 5.2 (“Subordination of the Guarantee”).

“Multilateral Trading Facility” means a multilateral trading facility described in section 987(1)(b) of the Income Tax Act 2007 of the United Kingdom, as the same may be amended from time to time and any provision, statute or statutory instrument replacing the same from time to time.

“Notional Preference Shares” means, with respect to the Company or the Guarantor, as the case may be, a notional class of preference shares in the capital of the Company or the Guarantor, as the case may be: (i) ranking junior to the claims of all holders of Senior Obligations of the Company or the Guarantor, as the case may be; (ii) having an equal right to return of assets in the Winding-Up of the Company or the Guarantor, as the case may be, and so ranking pari passu with any Parity Obligations of the Company or the Guarantor, as the case may be; and (iii) having a right to return of capital ahead of, and so ranking ahead of, the claims of holders of the Ordinary Shares of the Company or the Guarantor, as the case may be.

“Official List” means the Official List of the Financial Conduct Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 of the United Kingdom (as the same may be amended from time to time and any provision, statute or statutory instrument replacing the same from time to time).

“Ordinary Shares” means (i) any ordinary shares in the capital of the Company or the Guarantor, as the case may be, or (ii) any present or future shares of any other class of shares of the Company or the Guarantor, as the case may be, ranking pari passu with the ordinary shares of the Company or the Guarantor, as the case may be or, in either case, any depository or other receipts or certificates, including American depositary receipts representing such shares.

“Other Hybrid Capital Notes” means:

(a) the £1,250,000,000 Perpetual Subordinated Non-Call 7 Fixed Rate Reset Notes;

(b) the €2,500,000,000 Perpetual Subordinated Non-Call 6 Fixed Rate Reset Notes;

(c) the €2,250,000,000 Perpetual Subordinated Non-Call 9 Fixed Rate Reset Notes;

(d) the $ 2,500,000,000 Perpetual Subordinated Non-Call 5.25 Fixed Rate Reset Notes; and

(e) the $2,500,000,000 Perpetual Subordinated Non-Call 10 Fixed Rate Reset Notes,

each issued by the Company and unconditionally and irrevocably guaranteed on a subordinated basis by the Guarantor.

“Parity Obligations” means, with respect to the Company or the Guarantor, as the case may be: (a) the most junior class of preference share capital of the Company or the Guarantor, as the case may be; and (b) any other security, guarantee or other instrument issued by, or any other obligation of the Company or the Guarantor, as the case may be, which ranks or is expressed to rank pari passu with the Company’s obligations under the Notes or the Guarantor’s obligations under the Guarantee, including the Other Hybrid Capital Notes.

“Qualifying Securities” has the meaning ascribed to such term in Section 3.5 (Substitution or Variation of the Notes).

“Rating Agency” means each of S&P Global Ratings (or any of its affiliates, subsidiaries or any successor in business thereto from time to time) Fitch Ratings, Inc. (or any of its affiliates, subsidiaries or any successor in business thereto from time to time) and Moody’s Investors Service Limited (or any of its affiliates, subsidiaries or any successor in business thereto from time to time) or any other rating agency substituted for either of them by the Company and/or the Guarantor.

“Rating Agency Event” shall be deemed to occur if the Company or the Guarantor has received confirmation from any Rating Agency that, due to any amendment to, clarification of, or change in the assessment criteria under its hybrid capital methodology or in the interpretation thereof, in each case occurring or becoming effective after the Issuance Date (or, if “equity credit” is not assigned to the Notes by the relevant Rating Agency on the Issuance Date, the date on which “equity credit” is assigned by such Rating Agency for the first time), (a) the length of time the Notes are assigned a particular level of equity credit by that Rating Agency is shortened compared to the length of time the Notes would have been assigned that level of equity credit by that Rating Agency or its predecessor on the date on which that particular level of “equity credit” is assigned by such Rating Agency for the first time or (b) any or all of the Notes will no longer be eligible (or if the Notes have been partially or fully re-financed since the Issuance Date and are no longer eligible for “equity credit” from such Rating Agency in part or in full as a result, any or all of the Notes would no longer have been eligible as a result of such amendment to, clarification of or, change in the assessment criteria or in the interpretation thereof had they not been re-financed) for the same or a higher amount of “equity credit” as was attributed to the Notes as at the Issuance Date (or, if “equity credit” is not assigned to the Notes by the relevant Rating Agency on the Issuance Date, the date on which “equity credit” is assigned by such Rating Agency for the first time).

“Recognized Stock Exchange” means a recognized stock exchange as defined in section 1005 of the Income Tax Act 2007 of the United Kingdom as the same may be amended from time to time and any provision, statute or statutory instrument replacing the same from time to time.

“Redemption Date” means any date on which the Notes become due for redemption in accordance with their terms.

“Reset Date” means (a) the First Reset Date and (b) each date that falls five, or a multiple of five, years following the First Reset Date.

“Senior Creditor” means a holder or holders of Senior Obligations and includes any representative or representatives or trustee or trustees of any such holder and such other lenders providing advances to the Company or the Guarantor, as the case may be, pursuant to Senior Obligations.

“Senior Obligations” means all obligations of the Company or the Guarantor, as the case may be, but excluding any Parity Obligations and any Ordinary Shares of the Company or the Guarantor, as the case may be.

“Solvent Reorganization” means, in any such case, a solvent Winding-Up for the purposes of a reorganization, reconstruction, amalgamation or the substitution in place the Company or the Guarantor, as the case may be, of a Successor in Business, the terms of which reorganization, reconstruction, amalgamation or substitution (x) have previously been approved by way of a supplemental indenture to the Base Indenture which has been approved by the holders of the Notes in accordance with the terms of the Base Indenture and (y) do not provide that the Notes shall thereby become redeemable or repayable.

“Successor in Business” means, in relation to the Company or the Guarantor, as applicable, any company which, as a result of any amalgamation, merger or substitution: (i) owns beneficially the whole or substantially the whole of the undertaking, property and assets owned by the Company or the Guarantor (as applicable) immediately prior thereto; and (ii) carries on, as successor to the Company or the Guarantor (as applicable), the whole or substantially the whole of the business carried on by the Company or the Guarantor (as applicable) immediately prior thereto. Any such substitution in place of the Company or the Guarantor shall only be permitted if it does not result in the Notes no longer being eligible for the same, or a higher amount of, “equity credit” as is attributed to the Notes on the date notice is given to the holder of the Notes of the aforementioned substitution.

“Special Event” means any of an Accounting Event, a Rating Agency Event, a Tax Deduction Event, an event that permits an Optional Tax Redemption to occur or any combination of the foregoing.

“Subsidiary” means any corporation, partnership or other enterprise in which the Company or the Guarantor, as the case may be, directly or indirectly holds in the aggregate more than 50% of the capital or the voting rights.

“Substitution or Variation Event” has the meaning ascribed to such term in Section 3.5 (Substitution or Variation of the Notes).

“Tax Deduction Event” means (a) that as a result of a Tax Law Change, other than an Excluded Change, interest paid by the Company on the Notes or interest paid by the Guarantor pursuant to the Guarantee would no longer, or within 90 days of such change or proposed change will no longer, be fully deductible (or the entitlement to make such deduction shall be materially reduced or materially delayed) by the Company or the Guarantor (as applicable) for corporate income tax purposes; and/or (b) that as a result of a Tax Law Change and (i) the Notes being held by the Holders, or (ii) the Notes being held by the Holders together with the Other Hybrid Capital Notes being held by the holders thereof, the Company or the Guarantor (or any intra-group borrower under back-to-back lending arrangements within the BP Group) (as applicable) would no longer, or within 90 days of such change or proposed change will no longer, be able to surrender to or receive from companies with which it is grouped for tax purposes (or with which it would be grouped but for any Tax Law Change), losses or other amounts which can be set against the recipient company’s profits (or the amounts capable of being surrendered and set against the recipient company’s profits or the timing of surrender or set off are materially reduced or materially delayed), in either case, as determined in the reasonable opinion of the Company or the Guarantor (as applicable) and provided that the foregoing cannot be avoided the Company or the Guarantor, as the case may be, taking reasonable measures available to it, where references in this definition to the United Kingdom shall be deemed also to refer to any other jurisdiction or relevant authority thereof in which any successor issuer or guarantor of the Notes is incorporated (except that as regards any such jurisdiction, the words “which in each case becomes, or would become, effective on or after the Issuance Date” as used in the definition of Tax Law Change shall be replaced with the words “becomes effective after, and has not been announced on or before, the date on which the successor issuer or guarantor, as applicable, is substituted for the Company (or its successor) or the Guarantor (or its successor), as applicable)).

For the purposes of the definition of Tax Deduction Event:

Being “grouped for tax purposes” with another company includes, for the avoidance of doubt and without limitation, being a member of the same “group of companies” as the other company, any “consortium condition” being met in respect of the other company or any other relationship sufficient to allow a surrender of losses or other amounts between the two companies for the purposes of Part 5 of the Corporation Tax Act 2010 of the United Kingdom.

“Subsidiary” has the meaning provided in Section 1159 of the Companies Act 2006 of the United Kingdom.

“Tax Law Change” means (i) a change in or proposed change in, or amendment or proposed amendment to, the laws or regulations of the United Kingdom or any political subdivision or any authority thereof or therein having the power to tax, including any treaty to which the United Kingdom is a party, (ii) any change in the application or official or generally published interpretation of such laws or regulations, including a decision of any court or tribunal, or (iii) any interpretation or pronouncement by any relevant tax authority that provides for a position with respect to such laws or regulations or interpretation thereof that differs from the previously generally accepted position in relation to similar transactions, which in each case becomes or would become effective on or after the Issuance Date.

“Winding-Up” means an order being made, or an effective resolution being passed, for the winding-up of the Company or the Guarantor, as the case may be, or an administrator of the Company or the Guarantor, as the case may be, being appointed and such administrator giving notice that it intends to declare and distribute a dividend.

Section 1.2. Effect of Headings and Table of Contents. The division of this Thirty-Second Supplemental Indenture into Articles and Sections, the insertion of headings the Table of Contents are for convenience of reference only and shall not affect the construction or interpretation of this Thirty-Second Supplemental Indenture.

Section 1.3. Separability Clause. In case any provision in this Thirty-Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.4. Benefits of Indenture. Nothing in this Thirty-Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Thirty-Second Supplemental Indenture or the Base Indenture.

ARTICLE TWO

CREATION OF THE NOTES

Section 2.1. Designation of Series. Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of Notes designated the “Perpetual Subordinated Fixed Rate Reset Notes”, which Notes shall be deemed “Securities” for all purposes under the Base Indenture.

Section 2.2. Form of Notes. The form of the Notes shall be substantially as set forth in Exhibit A, as attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest, be payable and have such other terms as are stated in said form of the Notes attached hereto as Exhibit A, and in the Base Indenture, as supplemented by this Thirty-Second Supplemental Indenture. The Notes shall be issued in denominations of $1,000 and integral multiples $1,000 thereafter. The Notes are perpetual securities in respect of which there is no fixed Redemption Date.

Section 2.3. Limit on Amount of Series. The Notes shall not exceed U.S. $1,300,000,000 in aggregate principal amount Outstanding under the Base Indenture at any time, in each case except as otherwise provided in the last paragraph of Section 301 of the Base Indenture. The Notes may, upon the execution and delivery of this Thirty-Second Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order and such other documents as shall be required by the Base Indenture; provided however that the Trustee may authenticate the Notes with a manual or electronic signature.

Section 2.4. No Sinking Fund. No sinking fund will be provided with respect to the Notes.

Section 2.5. Issuance of Notes; Selection of Depositary. The Notes shall be issued as Global Securities in registered form, without coupons. The initial Depositary for the Notes shall be The Depository Trust Company.

Section 2.6. Further Issuances. The Company may, at its sole option, at any time without the consent of the existing Holder issue additional Notes in one or more transactions subsequent to the date of the prospectus supplement with terms (other than the Issuance Date, issue price and the date interest starts accruing) identical to the Notes issued hereby. These additional Notes will be deemed part of the same series as and fungible with the Notes issued hereby and will provide the holders of these additional notes the right to vote together with holders of the Notes issued hereby, provided that such additional notes will only be issued if they are fungible with the original Notes for U.S. federal income tax purposes.

ARTICLE THREE

REDEMPTION OF THE NOTES.

SUBSTITUTION OR VARIATION THE NOTES.

Section 3.1. Redemption of the Notes at the Option of the Company. The Company may, at its option, on giving not less than 10 nor more than 60 days’ notice to the Trustee and the relevant Holders thereof in accordance with the notice provisions (other than notice periods) set forth in the Base Indenture (which notice shall be irrevocable), redeem the Notes (in whole but not in part) on the First Call Date and on any day thereafter to, and including, the First Reset Date, or on any Interest Payment Date thereafter, at their outstanding principal amount plus any accrued but unpaid interest up to (but excluding) the relevant Redemption Date and any outstanding Arrears of Interest (without double counting).

Section 3.2. Optional Redemption for Certain Events. Subject to Section 3.6 (Conditions to Special Event Redemption and Substitution and Variation) below, and on the giving of not less than 10 nor more than 60 days’ notice to the Trustee and the relevant Holders in accordance with the notice provisions (other than notice periods) set forth in the Base Indenture (which notice shall be irrevocable), if an Accounting Event, Rating Agency Event or a Tax Deduction Event occurs, the Company may, subject to applicable laws, redeem the Notes (in whole but not in part) at the Early Redemption Amount.

Section 3.3. Optional Tax Redemption. Subject to Section 3.6 (Conditions to Special Event Redemption and Substitution and Variation) below, and on the giving of not less than 10 nor more than 60 days’ notice to the Trustee and the relevant Holders in accordance with the notice provisions set forth in the Base Indenture (which notice shall be irrevocable), the Notes may be redeemed or purchased and cancelled (in whole but not in part) pursuant to Section 1108 of the Base Indenture. This section will apply to changes in tax treatments occurring after February 26, 2024. Additionally, references in those provisions to the United Kingdom shall be deemed also to refer to any other jurisdiction or relevant authority thereof in respect of which any successor issuer or guarantor is required to pay additional amounts pursuant to Section 1010 of the Base Indenture (except that as regards any such jurisdiction, the provisions for optional tax redemption described in Section 1108 of the Base Indenture will apply to changes in tax treatments in those jurisdictions (as applicable) occurring after the date of the relevant succession). The Notes may be redeemed, purchased or cancelled at their Early Redemption Amount.

Section 3.4. Optional Clean-Up Redemption. Subject to applicable laws and on the giving of not less than 10 nor more than 60 days’ notice to the Trustee and the Holders in accordance with the notice provisions set forth in the Indenture (which notice shall be irrevocable), the Notes may be redeemed or purchased and cancelled at the option of the Company (in whole but not in part) at a redemption amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest up to (but excluding) the relevant Redemption Date and any outstanding Arrears of Interest (without double counting) if 75% or more in initial aggregate principal amount of the Notes (which for these purposes, shall include any additional Notes issued pursuant to Section 2.6 (Further Issuances) have previously been redeemed or purchased and cancelled.

Section 3.5. Substitution or Variation of the Notes. If a Rating Agency Event, an Accounting Event, a Tax Deduction Event or an event that permits an Optional Tax Redemption pursuant to Section 3.3 to occur (a “Substitution or Variation Event”) has occurred and is continuing, then the Company or the Guarantor may, as an alternative to redemption, subject to Section 3.6 (Conditions to Special Event Redemption and Substitution and Variation) below (without any requirement for the consent or approval of the Holder) and subject to the Trustee, immediately prior to the giving of any notice referred to herein, having received an Officers’ Certificate and an Opinion of Counsel, each stating to the effect that the provisions of this Section 3.5 have been complied with, and having given not less than 10 nor more than 60 days’ notice to the Trustee, the Calculation Agent and the relevant Holders (which notice shall be irrevocable), at any time either (i) substitute all, but not less than all, of the Notes for, or (ii) vary the terms of the Notes with the effect that they remain or become (as the case may be), Qualifying Securities, and the Holders shall be bound by such substitution or variation.

Upon expiry of such notice, the Company or the Guarantor will either vary the terms of or, as the case may be, substitute the Notes in accordance with this section.

In connection with the substitution of Qualifying Securities for the Notes or the variation of the terms of the Notes, each Holder by its purchase of the Notes authorizes the Trustee to, and the Trustee shall, authenticate such new notes in accordance with Section 303 of the Base Indenture.

In connection with any substitution or variation in accordance with this section, the Company will comply with the rules of any stock exchange on which the Notes are for the time being listed or admitted to trading.

Any such substitution or variation in accordance with the foregoing provisions following a Substitution or Variation Event shall only be permitted if it does not give rise to any other Substitution or Variation Event with respect to the Qualifying Securities.

Any such substitution or variation in accordance with the foregoing provisions following a Substitution or Variation Event shall only be permitted if it does not result in the Qualifying Securities no longer being eligible for the same, or a higher amount of, “equity credit” (or such other nomenclature that the Rating Agency may then use to describe the degree to which an instrument exhibits the characteristics of an ordinary share) as is attributed to the Notes on the date notice is given to Holders of the substitution or variation. In no event shall the Trustee have any responsibility whatsoever to determine whether any such substitution or variation results in the Qualifying Securities.

“Qualifying Securities” means securities that contain terms not materially less favorable to the class of Holders of the Notes, as the case may be, and in each case, taken as a whole, than the terms of the respective Notes (as reasonably determined by the Company (in consultation with an independent investment bank or counsel of international standing)) and provided that an officers’ certificate to such effect (and confirming that the conditions set out in (a) to (j) below have been satisfied) shall have been delivered to the Trustee prior to the substitution or variation of the Notes upon which certificate the Trustee shall rely absolutely). Such Qualifying Securities:

(a)

shall be issued by (x) the Company (or any successor thereto as issuer of the Notes) with a guarantee of the Guarantor (or any successor thereto as guarantor of the Notes), (y) the Guarantor or (z) a wholly-owned direct or indirect finance subsidiary of the Guarantor with a guarantee of the Guarantor (or any successor thereto as guarantor of the Notes); and

(b)

(and/or, as appropriate, the guarantee as aforesaid) shall rank pari passu on a Winding-Up of the Company (or any successor thereto as issuer of the Notes) with the Notes or on a Winding-Up of the Guarantor (or any successor thereto as guarantor of the Notes) with the Guarantee; and

(c)	shall contain terms which provide for the same or a more favorable Interest Rate from time to time applying to the Notes and preserve the same Interest Payment Dates; and

(d)

shall preserve the obligations (including the obligations arising from the exercise of any right) of the Company (or any successor thereto as issuer of the Notes) as to redemption of the Notes, including (without limitation) as to timing of, and amounts payable upon, such redemption; and

(e)

shall preserve any existing rights under the terms of the Notes to any accrued interest, any Deferred Interest Payments, any Arrears of Interest and any other amounts payable under the Notes which, in each case, has accrued to Holders and not been paid; and

(f)	shall not contain terms providing for loss absorption through principal write-down or conversion to ordinary shares; and

(g)

shall otherwise contain substantially identical terms (as reasonably determined by the Company (or any successor thereto as issuer of the Notes)) to the Notes, save where (without prejudice to the requirement that the terms are not materially less favorable to the class of relevant Holders taken as a whole than the terms of the Notes as described above) any modifications to such terms are required to be made to avoid the occurrence or effect of a Rating Agency Event, an Accounting Event, a Tax Deduction Event or an event that permits an Optional Tax Redemption to occur; and

(h)

shall, immediately after such substitution or variation, be assigned at least the same credit rating(s) by the same Rating Agencies as may have been assigned to the Notes at the invitation of or with the consent of the Company (or any successor thereto as issuer of the Notes) immediately prior to such substitution or variation; and

(i)	shall not provide for the mandatory deferral or cancellation of payments of interest and/or principal; and

(j)

shall be (x) listed on the Official List and admitted to trading on the London Stock Exchange plc’s Main Market or (y) listed on such other stock exchange as is a Recognized Stock Exchange at that time or admitted to trading on a Multilateral Trading Facility as selected by the Company (or any successor thereto as issuer of the Notes).

Section 3.6. Conditions to Special Event Redemption and Substitution and Variation. Prior to the publication of any notice of redemption pursuant to the provisions set for under Section 3.2 (Optional Redemption for Certain Events) or Section 3.3 (Optional Tax Redemption) or any notice of substitution or variation pursuant to Section 3.5 (Substitution or Variation), the Company or the Guarantor will deliver to the Trustee an Officers’ Certificate stating that the relevant requirement or circumstance giving rise to the right to redeem, substitute or vary is satisfied, and where the relevant Special Event requires measures reasonably available to the Company to be taken, the relevant Special Event cannot be avoided by the Company taking such measures.

In relation to a substitution or variation pursuant to Section 3.5 (Substitution or Variation), such Officer’s Certificate shall also include further certifications that the criteria specified in paragraphs (a) to (j) of the definition of Qualifying Securities will be satisfied by the Qualifying Securities upon issue and that such determinations were reached by the Company in consultation with an independent investment bank or counsel of international standing. The Trustee may rely absolutely upon and shall be entitled to accept such Officers’ Certificate without any liability to any person for so doing and without any further inquiry as sufficient evidence of the satisfaction of the conditions precedent set out in such paragraphs, in which event it shall be conclusive and binding on the relevant Holders.

Any redemption of the Notes in accordance with conditions set forth under Section 3.2 (Optional Redemption for Certain Events) in respect of an Accounting Event, a Rating Agency Event or a Tax Deduction Event shall be conditional on all outstanding Arrears of Interest being paid in full in accordance with Article IV (Deferral Right) on or prior to the date thereof, together with any accrued and unpaid interest up to (but excluding) such redemption, substitution or, as the case may be, variation date, with respect to the Notes.

The Trustee is under no obligation to ascertain whether any Special Event or any event which could lead to the occurrence of, or could constitute, any such Special Event has occurred and, until it shall receive an Officers’ Certificate pursuant to the Indenture to the contrary, the Trustee may assume that no such Special Event or such other event has occurred. For the avoidance of doubt, the Trustee shall not be responsible for determining the redemption price.

ARTICLE FOUR

DEFERRAL RIGHT

Section 4.1. Deferral Right. The Company may elect, in its sole discretion, to defer any payment of interest (in whole or in part) (a “Deferred Interest Payment”) which is otherwise scheduled to be paid on an Interest Payment Date in respect of the Notes. If the Company elects not to make all or part of any payment of interest on an Interest Payment Date, then it will not have any obligation to pay such interest on the relevant Interest Payment Date. Any Deferred Interest Payment shall itself bear interest (such further interest together with the Deferred Interest Payment, being “Arrears of Interest”), at the Interest Rate prevailing from time to time, from (and including) the date on which (but for such deferral) the Deferred Interest Payment would otherwise have been due to be made to (but excluding) the date on which the Deferred Interest Payment is paid, and interest will be added to such Deferred Interest Payment (and thereafter accumulate additional interest at the Interest Rate prevailing from time to time accordingly) on each Interest Payment Date. Non-payment of Arrears of Interest shall not constitute a default by the Company or the Guarantor under the Notes or for any other purpose, unless such payment of Arrears of Interest becomes due and payable in accordance with Sections 4.2 (Optional Settlement of Arrears of Interest) or 4.3 (Mandatory Payment of Arrears of Interest) below or otherwise in accordance with the terms of the Notes.

The Company will notify the relevant Holders, the Trustee and, if required by the rules of any stock exchange on which the Notes are listed from time to time, such stock exchange, of any determination by it not to pay all or part of the Interest Amount which would otherwise fall due on an Interest Payment Date with respect to the Notes not more than 30 Business Days and not less than five Business Days prior to the relevant Interest Payment Date. Deferral of Interest Amounts will not constitute a default of the Company or the Guarantor or any breach of their respective obligations under the Notes, the Guarantee or the Base Indenture or for any other purpose.

Section 4.2. Optional Settlement of Arrears of Interest.

Arrears of Interest (as defined below) may be satisfied at the option of the Company in whole or in part at any time (the “Optional Deferred Interest Settlement Date”) following delivery of a notice to such effect given by the Company to the relevant Holders in accordance with the notice provisions set forth in the Indenture and the Trustee not less than ten Business Days prior to the relevant Optional Deferred Interest Settlement Date informing them of its election to so satisfy such Arrears of Interest (or part thereof) and specifying the relevant Optional Deferred Interest Settlement Date.

Section 4.3. Mandatory Settlement of Arrears of Interest. Notwithstanding the provisions above relating to the ability of the Company to defer Interest Payments, the Company will pay all outstanding Arrears of Interest (in whole but not in part) on the earliest of the following:

(a)	the tenth Business Day following the date on which a Compulsory Arrears of Interest Payment Event occurs;

(b)

the next scheduled Interest Payment Date in respect of which the Company does not elect its right pursuant to Section 4.1 to defer the interest accrued in respect of the relevant interest period with respect to the Notes;

(c)	the date on which the Notes are redeemed; or

(d)

the date on which an order is made or a resolution is passed for the Winding-Up of the Company or the Guarantor (other than a Solvent Reorganization of the Company or the Guarantor), as the case may be.

The Company will promptly notify the relevant Holders, the Trustee and, if required by the rules of any stock exchange on which the Notes are listed from time to time, such stock exchange, of the occurrence of a Compulsory Arrears of Interest Payment Event.

A “Compulsory Arrears of Interest Payment Event” means that:

(a)

the Guarantor has resolved to pay or declared a dividend or distribution makes any other payment on any of its Ordinary Shares other than (i) in the form of the issuance (or transfer from treasury) of any Ordinary Shares or (ii) a dividend, distribution or payment declared by the Guarantor before the earliest notice given by the Company in accordance with Section 4.1 (Deferral Right) in respect of the then outstanding Arrears of Interest under the Notes;

(b)

the Company or the Guarantor has, directly or indirectly, paid or declared a dividend or distribution, or made any other payment to any holders of their Parity Obligations, other than a dividend, distribution or payment declared by the Company or the Guarantor before the earliest notice given by the Company in accordance with Section 4.1 (Deferral Right) in respect of the then outstanding Arrears of Interest under the Notes;

(c)

the Company, the Guarantor or any Subsidiary of the Company or the Guarantor redeems or repurchases any of their Parity Obligations (in each case, other than on a pro-rata basis with redemption of the Notes), except where such redemption or repurchase is effected as a public cash tender offer or public exchange offer at a redemption or purchase price per security which is below its par value;

(d)	the Company or the Guarantor or any Subsidiary of the Company or the Guarantor repurchases any of the Notes; or

(e)

the Guarantor or any Subsidiary of the Guarantor repurchases any Ordinary Shares of the Guarantor, except where such repurchase (1) resulted from the hedging of convertible securities issued by or guaranteed by the Guarantor (whether physically or cash settled); or (2) was made by or on behalf of the Guarantor or any Subsidiary of the Guarantor as part of an intra-day transaction that does not result in an increase in the aggregate number of Ordinary Shares held by or on behalf of the Guarantor as treasury shares at 8:30 a.m. London time on the Interest Payment Date on which any outstanding Arrears of Interest were first deferred, except, in each case, (I) if the Company, the Guarantor or the relevant Subsidiary (as the case may be) is obliged under the terms and conditions of such securities or obligations to make such payment, such redemption or such repurchase or (II) such payment, redemption or repurchase is made or effected by the Company, the Guarantor or any Subsidiary of the Guarantor to, or for the benefit of, employees or former employees (including directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives of the Company, the Guarantor or the Subsidiary of the Guarantor or any associated company or to a trustee or trustees to be held for the benefit of any such person or to the administrator or estate of any such person, in any such case pursuant to any share or option scheme or pursuant to any dividend reinvestment plan or similar plan or scheme.

A Compulsory Arrears of Interest Payment Event shall not occur pursuant to paragraph (b) above in respect of any pro rata payment of deferred or arrears of interest on a Parity Obligation of the Company and/or a Parity Obligation of the Guarantor which is made simultaneously with a pro rata payment of any Arrears of Interest with respect to the Notes provided that such pro rata payment of deferred or arrears of interest on a Parity Obligation of the Company or Parity Obligation of the Guarantor is not proportionately more than the pro rata settlement of any such Arrears of Interest.

ARTICLE FIVE

SUBORDINATION AND WAIVER OF SET-OFF

Section 5.1. Subordination of the Notes. In the event of a Winding-Up of the Company (otherwise than for the purposes of a Solvent Reorganization of the Company), the amount payable by the Company to a Holder under or in relation to such Holder’s Notes (in lieu of any other payment by the Company to such Holder under or in relation to the Notes), shall be the amount that would have been payable to such Holder if, immediately prior to and throughout such Winding-Up, such Holder was the holder of Notional Preference Shares in the Company. For the purposes only of that calculation, in respect of each Note and accrued but unpaid interest (including any outstanding Arrears of Interest in respect of such interest) a Holder will be deemed to hold a Notional Preference Share in the Company entitling the holder thereof to receive in respect of such Notional Preference Share an amount in the Winding-Up of the Company that is equal to the principal amount of the Note and any accrued but unpaid interest and any outstanding Arrears of Interest in respect of such interest (without double counting) (and, in the case of an administration, on the same assumption that shareholders were entitled to claim and recover in respect of their shares to the same degree as in a Winding-Up).

Section 5.2. Subordination of the Guarantee. In the event of a Winding-Up of the Guarantor (otherwise than for the purposes of a Solvent Reorganization of the Guarantor), the amount payable by the Guarantor to a Holder of Notes under or in relation to the Guarantee (in lieu of any other payment by the Guarantor to such Holder under or in relation to the Guarantee), shall be the amount that would have been payable to such Holder if, immediately prior to and throughout such Winding-Up, such Holder was the holder of Notional Preference Shares in the Guarantor. For the purposes only of that calculation, in respect of each Note and accrued but unpaid interest (including any outstanding Arrears of Interest in respect of such interest payment) a Holder will be deemed to hold a Notional Preference Share in the Guarantor entitling the holder thereof to receive in respect of such Notional Preference Share an amount in the Winding-Up of the Guarantor that is equal to the principal amount of the Note and any accrued but unpaid interest and any outstanding Arrears of Interest in respect of such interest (without double counting) (and, in the case of an administration, on the assumption that the shareholders were entitled to claim and recover in respect of their shares to the same degree as in a Winding-Up). For the purpose of construing the provisions of the Guarantee and the Guarantor’s payment obligations in respect thereof, the latter amounts shall be treated as due and payable by the Company on the date such Winding-Up order of the Company is made or such resolution is passed or notice is given, as the case may be and, consequently, a claim under the Guarantee in respect of such amount may be made on, or at any time after, such date. For the avoidance of doubt, any Arrears of Interest will not become subject to the Guarantee until they constitute a Mandatory Payment of Arrears of Interest.

Section 5.3. Subrogation. Subject to the payment in full of all Senior Obligations, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Senior Obligations of the Company to the same extent as the Notes are subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Obligations to receive payments or distributions of cash, property or securities of the Company or the Guarantor applicable to the Senior Obligations until all amounts owing on the Notes shall be paid in full, and as between the Company or the Guarantor, its creditors other than holders of such Senior Obligations and the Holders, no such payment or distribution made to the holders of Senior Obligations by virtue of this Article that otherwise would have been made to the Holders shall be deemed to be a payment by the Company or the Guarantor on account of such Senior Obligations, it being understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Obligations, on the other hand.

Section 5.4. Payments on Notes Permitted. Except as otherwise provided in this Article, nothing contained in this Indenture or in the Notes shall affect the obligations of the Company or the Guarantor, as applicable, to make, or prevent the Company or the Guarantor, as applicable, from making, payment of the principal of or interest on the Notes in accordance with the provisions hereof and thereof.

Section 5.5. Effectuation of Subordination by Trustee. Each Holder by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effect the subordination as provided in this Article and appoints the Trustee as its attorney-in-fact for any and all such purposes. This appointment shall be irrevocable.

Section 5.6. Rights of Holders of Senior Obligations Not Impaired. No right of any present or future holder of any Senior Obligations to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or the Guarantor, as applicable, or by any noncompliance by the Company or the Guarantor, with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with. With respect to the holders of Senior Obligations, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article V (Subordination and Waiver of Set-Off), and no implied covenants or obligations with respect to the holders of Senior Obligations shall be read into this Thirty-Second Supplemental Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty arising under this Thirty-Second Supplemental Indenture to the holders of Senior Obligations and shall not be liable to any such holders if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Company or to any other person cash, property or securities to which any holders of Senior Obligations shall be entitled by virtue of this Article V (Subordination and Waiver of Set-Off) or otherwise.

Section 5.7. Waiver or Set-off. To the extent and in the manner permitted by applicable law, neither the Trustee (solely on behalf of the Holders in respect of amounts owed to the Holders under the Notes and/or Guarantees by the Company or the Guarantor), nor any Holder, may exercise, claim or plead any right of set-off, counterclaim, compensation or retention in respect of any amount owed to it by the Company or the Guarantor, as the case may be, in respect of, or arising from, the Notes and/or the Guarantee, as applicable, and each Holder will, by virtue of its holding of any Note, be deemed to have waived and to have directed and authorized the Trustee on its behalf to have waived, all such rights of set-off, counterclaim, compensation or retention. Notwithstanding the preceding sentence, if any of the rights and claims of any Holder in respect of or arising under the Notes or the Indenture are discharged by set-off, such Holder will immediately pay an amount equal to the amount of such discharge to the Company or, if applicable, the liquidator, trustee, receiver or administrator of the Company and, until such time as payment is made, will hold a sum equal to such amount on trust for the Company or, if applicable, the liquidator, trustee, receiver or administrator in the relevant liquidation, winding-up or administration. Accordingly, such discharge will be deemed not to have taken place. Nothing in this Article 5 shall affect, apply to or prejudice the payment or reimbursement of the fees, costs, charges, expenses, indemnities, liabilities or remuneration of the Trustee or the rights and remedies of the Trustee in respect thereof.

ARTICLE SIX

EVENTS OF DEFAULT

Section 6.1. Events of Default.

Section 501, Section 503 and Section 507 of the Base Indenture shall not apply to the Notes.

Solely with respect to the Notes (and not with respect to any other securities issued or outstanding under the Base Indenture), for so long as any of the Notes remain outstanding, “Event of Default” means only a Winding-Up of the Company or the Guarantor other than for the purposes of a Solvent Reorganization of the Company or the Guarantor.

Section 6.2. Proceedings. If a payment default by the Company under the Notes or the Guarantor under the Guarantee for a period of 30 days or more in the payment of any principal or interest (including any Arrears of Interest (without double counting) (but subject to the Company’s right, at its sole option, to defer interest payments, as described under Article IV above)), in each case in respect of the Notes which is due and payable (a “Payment Default”) occurs and is continuing, then the Company or the Guarantor, as the case may be, shall, without notice from the Trustee, be deemed to be in default under the Base Indenture and the Notes and (subject to the provisions set forth below) the Trustee may, and if instructed by the Holders as described in Section 6.4 (Entitlement of Trustee) shall, institute actions, steps or proceedings for the Winding-Up of the Company or the Guarantor and/or prove in the Winding-Up of the Company or the Guarantor and/or claim in the liquidation or administration of the Company or the Guarantor, such claim being subordinated, and for the amount, as provided in “Article V—Subordination and Waiver of Set-off”. For the avoidance of doubt, a Payment Default is not an Event of Default and shall not result in any right of Acceleration pursuant to Section 502 of the Base Indenture.

Section 6.3. Enforcement. Without prejudice to Section 6.2 (Proceedings) and subject to the provisions set forth below, the Trustee may, and if instructed by the Holders as described in Section 6.4 (Entitlement of Trustee) shall, at any time and without further notice, institute such proceedings or take such steps or actions against the Company and/or the Guarantor as it may think fit to enforce any term or condition binding on the Company and/or the Guarantor under the Indenture or the Notes, but in no event shall the Company and/or the Guarantor, by virtue of the institution of any such proceedings, steps or actions, be obliged to pay any sum or sums in cash or otherwise sooner than the same would otherwise have been payable by it under the Base Indenture or the Notes.

Section 6.4. Entitlement of Trustee. The Trustee shall not be bound to take any of the actions referred to in the provisions set forth under Sections 6.2 (Proceedings) or 6.3 (Enforcement) above against the Company and/or the Guarantor to enforce the terms of the Base Indenture or the Notes at the request of the Holders or take any other action or step under or pursuant to the terms of the Notes or the Base Indenture unless (i) it shall have been so requested in writing by the Holders of at least 25% in principal amount of the Notes then outstanding and

(ii) it shall have been indemnified and/or secured and/or prefunded by the relevant Holders to its satisfaction. However, if an Event of Default or Payment Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the request of the Holders of at least 25% in principal amount of the Notes then outstanding.

Section 6.5. Right of Holders. No Holder shall be entitled to proceed directly against the Company or the Guarantor or to institute proceedings for the Winding-Up or claim in the liquidation of the Company or the Guarantor or to prove in such Winding-Up unless the Trustee, having become so bound to proceed, institute, prove or claim, fails to do so within a 60 day period and such failure shall be continuing, in which case the Holder shall have only such rights against the Company or the Guarantor as those which the Trustee is entitled to exercise as set out in this section.

Section 6.6. Extent of Holders’ Remedy. No remedy against the Company or the Guarantor, other than as referred to in this section, shall be available to the Trustee or the Holders, whether for the recovery of amounts owing in respect of the Notes or under the Base Indenture or in respect of any breach by the Company or the Guarantor of any of their other obligations under or in respect of the Notes or under the Base Indenture. For the avoidance of doubt, nothing in the foregoing shall (i) prevent the Trustee from proving in any Winding-Up (otherwise than for the purposes of a Solvent Reorganization of the Company or the Guarantor, as the case may be) or administration of the Company or the Guarantor and/or claiming in any liquidation of the Company or the Guarantor (even if not instituted by the Trustee), or (ii) impair the right of any Noteholder under Section 508 of the Base Indenture.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.1. Execution as Supplemental Indenture. This Thirty-Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Thirty-Second Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Base Indenture.

Section 7.2. Responsibility for Recitals, Etc. The recitals herein shall be taken as the statements of the Company and the Guarantor, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Thirty-Second Supplemental Indenture.

Section 7.3. Responsibility of Trustee. None of the Trustee, Paying Agent or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Five-Year Treasury Rate, (ii) to select, determine or designate any benchmark replacement, or other successor or replacement benchmark, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or make any benchmark replacement adjustment or other modifier to any replacement or successor rate, or (iv) to determine whether or what replacement conforming changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, Paying Agent and Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none will have any liability for actions taken at our direction in connection therewith. None of the Trustee, the Paying Agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of the Five-Year Treasury Rate or other applicable benchmark replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the Trustee, Paying Agent or Calculation Agent shall be responsible or liable for actions or omissions of the Company or those of its designee, or for any failure or delay in the performance by them, nor shall any of the Trustee, Paying Agent or Calculation Agent be under any obligation to oversee or monitor the performance of the company or its designee.

Section 7.4. Provisions Binding on Company’s and Guarantor’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Thirty-Second Supplemental Indenture shall bind the Company’s successors and assigns whether so expressed or not. All the covenants, stipulations, promises and agreements of the Guarantor contained in this Thirty-Second Supplemental Indenture shall bind the Guarantor’s successors and assigns whether so expressed or not.

Section 7.5. Governing Law. This Thirty-Second Supplemental Indenture, each Note and each Guarantee shall be governed by and construed in accordance with the laws of the state of New York, except for (i) the subordination (Section 5.1 and Section 5.2) and waiver of set-off (Section 5.7) provisions in respect of each, which will be governed by English law; and (ii) the authorization and execution of this Thirty-Second Supplemental Indenture, each Note and each Guarantee, which shall be governed by the laws of the jurisdiction of organization of the Company and the Guarantor.

Section 7.6. Execution and Counterparts. This Thirty-Second Supplemental Indenture may be executed with counterpart signature pages or in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and the Trustee hereto have caused this Thirty-Second Supplemental Indenture to be duly executed, and the Guarantor has caused this Thirty-Second Supplemental Indenture to be signed on its behalf by its duly appointed attorney, all as of the day and year first above written.

BP CAPITAL MARKETS p.l.c.

By:	/s/ Lisa Libchard
Name:	Lisa Libchard
Title:	Authorized signatory

Attest:

By:	/s/ Cameron Johnston
Name:	Cameron Johnston

BP p.l.c.

By:	/s/ Lisa Libchard
Name:	Lisa Libchard
Title:	Authorized signatory

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. AS TRUSTEE

By:	/s/ April Bradley
Name:	April Bradley
Title:	Vice-President

Signature Page to Thirty-Second Supplemental Indenture

EXHIBIT A

FORM OF NOTES

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Face of Security

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Global Security is exchangeable for Securities registered in the name of a Person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in such limited circumstances.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

BP CAPITAL MARKETS P.L.C.

6.450% PERPETUAL SUBORDINATED FIXED RATE RESET NOTES

No. 00	$

CUSIP NO. 05565Q DW5

BP CAPITAL MARKETS P.L.C., a corporation duly organized and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of     Dollars ($   ) on the date on which this Security becomes due for redemption in accordance with the terms of the Securities (the “Redemption Date”), and to pay interest thereon, but subject to deferral (in whole or in part) as set forth in the provisions on the reverse of this Security and in the Indenture, from March 1, 2024 (the “Issuance Date”), or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrear on March 1 and September 1 of each year, commencing on September 1, 2024 (each, an “Interest Payment Date”), at the rate of interest (i) for the period from, and including, the Issuance Date to, but excluding, March 1, 2034 (the “First Reset Date”) equal to 6.450% per annum; and (ii) from, and including, the First Reset Date, equal to the Five-Year Treasury Rate (as defined on the reverse of this Security) in relation to that Reset Period (as defined on the reverse of this Security) plus the Margin (as defined on the reverse of this Security) applicable to that Reset Period. Reference is hereby expressly made to the Indenture for a description of the

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terms and conditions upon which the Notes are or are to be issued and held and the rights, remedies and obligations of the holders of the Notes, of the Company and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

The period beginning on the Issuance Date and ending on, but excluding, the first Interest Payment Date and each successive period beginning on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date is herein called an “Interest Period”. If any Interest Payment Date (other than a Redemption Date (pursuant to a redemption under the provisions set forth on the reverse of this Security or in the Indenture) falls on a day which is not a Business Day (as defined below) such Interest Payment Date shall be postponed to the next succeeding Business Day, except that if such next succeeding Business Day is in the next calendar month, such Interest Payment Date shall be the Business Day which precedes that day, provided that no interest will accrue on the payment so deferred. If a Redemption Date shall not be a Business Day, payment of the principal of and interest due on that date need not be made on that day but may be made on the next day that is a Business Day with the same force and effect as if made on such Redemption Date, provided that no interest shall accrue for the period from and after such Redemption Date. A “Business Day” means any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day. However, interest payable on a Redemption Date of this Security will be paid to the same Person to whom the principal is payable.

Subject to the deferral rights set forth on the reverse of this Security and in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Company is incorporated, shall at any time be required by such jurisdiction (or any such political subdivision or

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taxing authority) in respect of any amounts to be paid by the Company of principal of or interest on a Security of this series, then the Company will pay to the Holder of a Security of this series such additional amounts as may be necessary in order that the net amounts paid to such Holder of such Security who, with respect to any such tax, assessment or other governmental charge, is not resident in such jurisdiction, after such deduction or withholding, shall be not less than the amounts specified in such Security to which such Holder is entitled; provided, however, that the Company shall not be required to make any payment of additional amounts (1) for or on account of any such tax, assessment or governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein or (2) for or on account of:

(a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between the beneficial owner of such Security or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such beneficial owner, fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Security of this series (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(c) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of, or any interest on, the Securities of this series;

(d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of this Security of this series (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirements, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(e) any tax, assessment or other governmental charge which such Holder would have been able to avoid by presenting such Security to another Paying Agent; or

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(f) any combination of items (a), (b), (c), (d) and (e) above; nor shall additional amounts be paid with respect to any payment of the principal of, or any interest on, any Security of such series to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the Holder of such Security.

The foregoing provisions shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Company is organized, or any political subdivision or taxing authority thereof or therein.

Notwithstanding anything to the contrary under the provisions of this Security, the Company or the Guarantor shall not be required to pay any additional amounts with respect to any withholding or deduction imposed on or in respect of the Notes pursuant to sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), the U.K. laws implementing FATCA or any agreement between such issuer or guarantor and any taxing or governmental authority entered into for FATCA purposes.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: March 1, 2024

BP CAPITAL MARKETS P.L.C.

By
Name:
Title:

Attest:

By
For and on behalf of Sunbury Secretaries Limited,
Company Secretary of BP Capital Markets p.l.c.

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee

By
Name:
Title:

Signature Page to Global Note

Reverse of Security

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 8, 2002 (herein called the “Base Indenture”), among the Company, as Issuer, BP p.l.c., as Guarantor (herein called the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture) (such Base Indenture as supplemented by the Thirty-Second Supplemental Indenture, dated as of March 1, 2024 (the “Indenture”)) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited to $1,300,000,000 in aggregate principal amount.

The rate at which interest shall accrue on the unpaid principal amount of this Security for each Interest Period shall be the relevant Interest Rate (as defined below) for that Interest Period and payments of interest on this Security will include interest accrued to but excluding the respective Interest Payment Dates. Where it is necessary to calculate an amount of interest in respect of any Note for a period which is less than or equal to a complete Interest Period, such interest shall be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

This Security will accrue interest for each Interest Period at the rate of interest (i) for the period from, and including, the Issuance Date to, but excluding, the First Reset Date equal to 6.450% per annum; and (ii) from, and including, the First Reset Date, equal to the Five-Year Treasury Rate (as defined herein) in relation to that Reset Period (as defined herein) plus the Margin (as defined herein) applicable to that Reset Period (the “Interest Rate”).

“Calculation Agent” means The Bank of New York Mellon Trust Company, N.A., acting as calculation agent for this Security under the Calculation Agency Agreement, dated as of December 18, 2007, among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., or its successor appointed by the Company.

“Five-Year Treasury Rate” means, as of any Reset Determination Date, the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five business days appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

If the Company, in its sole discretion, determines that the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Company shall use reasonable efforts to designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Notes or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the Five-Year Treasury Rate. If the Designee determines that there is such an industry-accepted successor rate to the Five-Year Treasury Rate, then the Five-Year Treasury Rate shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the Reset Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

If the Company is unable to appoint a Designee, or the Designee does not or is unable to determine a successor rate, the Five-Year Treasure Rate will be equal to the Five-Year Treasury Rate for the last preceding Reset Period (or, in the case of the first Reset Period, the rate equal to 4.330% per annum).

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Company in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Determination Date.

“Margin” means (a) for each Reset Period which falls in the period commencing on (and including) the First Reset Date and ending on (but excluding) the Reset Date falling on March 1, 2054, equal to 2.403% per annum; and (b) for each subsequent Reset Period, equal to 3.153% per annum.

“Reset Date” means (a) the First Reset Date and (b) each date that falls five, or a multiple of five, years following the First Reset Date.

“Reset Determination Date” means the day falling two Business Days prior to the relevant Reset Date.

“Reset Interest Rate” means, in relation to any Reset Period, the sum of the relevant Five-Year Treasury Rate in relation to that Reset Period plus the Margin applicable to that Reset Period.

“Reset Period” means the period from (and including) the First Reset Date to, but excluding, the next Reset Date, and each successive period from, and including, a Reset Date to, but excluding, the next succeeding Reset Date.

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All calculations made for the purposes of the provisions set forth under “Interest Rate Provisions” by the Calculation Agent shall be conclusive and binding absent manifest error on the Company, the Guarantor, the Calculation Agent, the Trustee and all Noteholders. None of the Trustee, the Paying Agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Five-Year Treasury Rate, (ii) to select, determine or designate any benchmark replacement, or other successor or replacement benchmark, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or make any benchmark replacement adjustment or other modifier to any replacement or successor rate, or (iv) to determine whether or what replacement conforming changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, Paying Agent and Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or its Designee without independent investigation, and none will have any liability for actions taken at our direction in connection therewith.

None of the Trustee, the Paying Agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the prospectus supplement as a result of the unavailability of the Five-Year Treasury Rate or other applicable benchmark replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by the terms of the prospectus supplement and reasonably required for the performance of such duties. None of the Trustee, Paying Agent or Calculation Agent shall be responsible or liable for our actions or omissions or for those of the Company or its Designee, or for any failure or delay in the performance by them, nor shall any of the Trustee, Paying Agent or Calculation Agent be under any obligation to oversee or monitor the performance of the Company or its Designee.

The Company may elect, in its sole discretion, to defer any payment of interest (in whole or in part) (a “Deferred Interest Payment”) which is otherwise scheduled to be paid on an Interest Payment Date in respect of the Securities. Any Deferred Interest Payment shall itself bear interest (such further interest together with the Deferred Interest Payment, being “Arrears of Interest”), at the Interest Rate prevailing from time to time, from (and including) the date on which (but for such deferral) the Deferred Interest Payment would otherwise have been due to be made to (but excluding) the date on which the Deferred Interest Payment is paid, and interest will be added to such Deferred Interest Payment (and thereafter accumulate additional interest at the Interest Rate prevailing from time to time accordingly) on each Interest Payment Date. Non-payment of Arrears of Interest shall not constitute a default by the Company or the Guarantor under the Securities or for any other purpose, unless such payment of Arrears of Interest becomes due and payable in accordance with the terms of the Indenture.

This Security is a perpetual security in respect of which there is no fixed Redemption Date. This Security may be redeemed by the Company in accordance with the terms specified in the Indenture. For purposes of Section 1108 of the Indenture, the date specified for the Securities of this series is February 26, 2024.

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The Securities of this series are subject to redemption upon the terms provided for in the Indenture. The right is reserved to the Company to purchase or redeem the Notes for cancellation, in all cases in accordance with the provisions of the Indenture.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 thereafter in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes (subject to Section 307 of the Indenture), whether or not this Security be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture provides that the Company and the Guarantor, at the Guarantor’s option, (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company or the Guarantor deposits, in trust, with the Trustee money or Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Securities on the dates such payments are due in accordance with the terms of such Securities and Guarantees, and certain other conditions are satisfied.

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Except in the limited circumstances described in Section 305 of the Indenture, the Securities of this series shall be issued in the form of one or more Global Securities and The Depository Trust Company shall be the Depositary for such Global Security or Securities. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for (i) the subordination and waiver of set-off provisions, which shall be governed by English law; and (ii) the authorization and execution of this Thirty-Second Supplemental Indenture, this Security and the Guarantee, which shall be governed by the laws of the jurisdiction of organization of the Company and the Guarantor.

12

GUARANTEE OF BP p.l.c.

For value received, BP p.l.c., a corporation duly organized and existing under the laws of England and Wales (herein called the “Guarantor”, which term includes any successor corporation under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee referred to in such Indenture due and prompt payment of the principal of and interest on such Security when and as the same shall become due and payable, whether by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein. In case of the failure of BP CAPITAL MARKETS P.L.C., a corporation duly organized and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor corporation under such Indenture) punctually to make any such principal or interest payment, the Guarantor hereby agrees to cause any such payment to be made promptly when and as the same shall become due and payable, whether by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The Guarantor hereby further agrees, subject to the limitations and exceptions set forth below, that if any deduction or withholding for any present or future taxes, assessments or other governmental charges of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Guarantor is incorporated, shall at any time be required by such jurisdiction (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Guarantor under this Guarantee, the Guarantor will pay to the Holder of such Security such additional amounts as may be necessary in order that the net amounts paid to such Holder of such Security who, with respect to any such tax, assessment or other governmental charge, is not resident in such jurisdiction, after such deduction or withholding, shall be not less than the amounts specified in such Security to which such Holder is entitled; provided, however, that the Guarantor shall not be required to make any payment of additional amounts (1) for or on account of any such tax, assessment or governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein or (2) for or on account of:

(a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between the beneficial owner of such Security or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such beneficial owner, fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of such Security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

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(b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(c) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of, or any interest on, such Security;

(d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of such Security (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirements, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(e) any tax, assessment or other governmental charge which such Holder would have been able to avoid by presenting such Security to another Paying Agent; or

(f) any combination of items (a), (b), (c), (d) and (e) above; nor shall additional amounts be paid with respect to any payment of the principal of, or any interest on, such Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the Holder of such Security.

The foregoing provisions shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Guarantor is organized, or any political subdivision or taxing authority thereof or therein.

Notwithstanding anything to the contrary under the provisions of this Guarantee, the Company or the Guarantor shall not be required to pay any additional amounts with respect to any withholding or deduction imposed on or in respect of the Notes pursuant to sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), the U.K. laws implementing FATCA or any agreement between such issuer or guarantor and any taxing or governmental authority entered into for FATCA purposes.

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The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Security or such Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Security or the interest rate thereon or impose or increase any premium payable upon redemption thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of and interest on such Security. This is a guarantee of payment and not of collection.

The Guarantor shall be subrogated to all rights of the Holder of such Security against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of and interest on all Securities of the same series issued under such Indenture shall have been paid in full.

No reference herein to such Indenture and no provision of this Guarantee or of such Indenture shall alter or impair the guarantee of the Guarantor, which is absolute and unconditional, of the due and punctual payment of the principal of and interest on the Security upon which this Guarantee is endorsed at the times, place and rate, and in the coin or currency prescribed therein.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually or electronically executed by or on behalf of the Trustee under such Indenture.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, except for (i) the subordination and waiver of set-off provisions applicable to this Guarantee established under the Indenture, which shall be governed by English law; and (ii) the authorization and execution of the Guarantee, which shall be governed by the laws of the jurisdiction of organization of the Guarantor.

All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be signed manually or in facsimile by a person duly authorized in that behalf.

BP P.L.C.

By
Name:
Title:

Attest:

By
Name:
Title:

March 1, 2024

Signature Page of the Guarantee